As filed with the Securities and Exchange Commission on July 2, 2018

Registration No. 333-103309

Registration No. 333-109445

Registration No. 333-117711

Registration No. 333-125442

Registration No. 333-189173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-103309

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-109445

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-117711

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-125442

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-189173

UNDER

THE SECURITIES ACT OF 1933

Infinity Property and Casualty Corporation

(Exact name of registrant as specified in its charter)

Ohio	03-0483872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2201 4th Avenue North Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)

Infinity Property and Casualty Corporation Deferred Compensation Plan

Infinity Property and Casualty Corporation 2002 Stock Option Plan

Infinity Property and Casualty Corporation Employee Stock Purchase Plan

Infinity Property and Casualty Corporation Non-Employee Directors’ Stock Ownership Plan

Infinity Property and Casualty Corporation Amended and Restated 2013 Stock Incentive Plan

(Full title of the plans)

Samuel J. Simon

President and General Counsel

2201 4th Avenue North

Birmingham, Alabama 35203

(Name and address of agent for service)

(205) 870-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each a “Registration Statement” and, collectively, the “Registration Statements”) of Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”):

•	Registration Statement on Form S-8 (No. 333-103309), filed with the Securities and Exchange Commission (“SEC) on February 19, 2003, pertaining to the registration of deferred compensation obligations payable pursuant to the Infinity Property and Casualty Corporation Deferred Compensation Plan;

•	Registration Statement on Form S-8 (No. 333-109445), filed with the SEC on October 3, 2003, pertaining to the registration of shares of the Company’s common stock, no par value per share (“Common Stock”), issuable pursuant to the Infinity Property and Casualty Corporation 2002 Stock Option Plan;

•	Registration Statement on Form S-8 (No. 333-117711), filed with the SEC on July 28, 2004, pertaining to the registration of shares of Common Stock issuable pursuant to the Infinity Property and Casualty Corporation Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (No. 333-125442), filed with the SEC on June 2, 2005, pertaining to the registration of shares of Common Stock issuable pursuant to the Infinity Property and Casualty Corporation Non-Employee Directors’ Stock Ownership Plan; and

•	Registration Statement on Form S-8 (No. 333-189173), filed with the SEC on June 7, 2013, pertaining to the registration of shares of Common Stock issuable pursuant to the Infinity Property and Casualty Corporation Amended and Restated 2013 Stock Incentive Plan.

On July 2, 2018, the Company completed its previously disclosed merger transaction with Kemper Corporation, a Delaware corporation (“Parent”), that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 13, 2018, by and among the Company, Parent and Vulcan Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the consummation of the Merger, the Company terminates the Registration Statements and all offerings of its securities pursuant thereto and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, Alabama, on July 2, 2018.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Samuel J. Simon
Samuel J. Simon
President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933.